Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 17, 2022
Registration Statement Nos. 333-258040 and
333-258040-04

**PRICING DETAILS** $1.315+bln Ford Credit Auto Owner Trust 2022-D (FORDO 2022-D)

Active Joint Lead Bookrunners: J.P. Morgan (struc), Citigroup, Scotiabank
Passive Lead Bookrunners : Credit Agricole, Credit Suisse
Co-Managers : UniCredit, US Bank
Active D&I Co-Managers : AmeriVet Securities, Roberts & Ryan

CL	AMT ($MM)	WAL	MDY/F	P.WIN	E.FNL	L.FNL	SPREAD	YLD%	CPN%	$PX
A-1	254.320	0.26	P-1/F1+	1-6	05/23	12/23	I-Curve+33	4.594	4.594	100.00000
A-2A	300.340	0.99	Aaa/AAA	6-19	06/24	08/25	I-Curve+76	5.438	5.37	99.99311
A-2B	160.000	0.99	Aaa/AAA	6-19	06/24	08/25	SOFR30A+76			100.00000
A-3	460.340	2.30	Aaa/AAA	19-39	02/26	05/27	I-Curve+95	5.335	5.27	99.98585
A-4	75.000	3.43	Aaa/AAA	39-42	05/26	03/28	I-Curve+120	5.364	5.30	99.98447
B	39.480	3.48	Aa1/AA+	42-42	05/26	06/28	I-Curve+190	6.056	5.98	99.99716
C	26.300	3.48	A1/A+	42-42	05/26	05/30	I-Curve+240	6.556	6.46	99.97473

Expected Settle	: 11/22/22	Registration	: SEC Registered
First Pay Date	: 12/15/22	ERISA Eligible	: Yes
Expected Ratings	: Moody's, Fitch	Px Speed	: 1.30% ABS to 10% Clean-Up Call
Ticker	: FORDO 2022-D	Min Denoms	: $1k x $1k
Bill & Deliver	: J.P. Morgan
Expected Pricing	: Priced	Priced Available Information	:

CUSIPs : A-1 345295AA7		* Preliminary Prospectus : Attached
A-2A 345295AB5		* Ratings FWP : Attached
A-2B 345295AC3		* IntexNet/CDI : See separate message
A-3 345295AD1
A-4 345295AE9
B 345295AF6
C 345295AG4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.